EXHIBIT 99.1

STRATA Skin Sciences, Inc. Announces Launch of the Nordlys System and Announces 2017 Revenue Expectations for Nordlys Hybrid System
Nordlys System Featured in Podium Presentation by Dr. Vic Ross at ASLMS Meeting

Horsham, PA -- April 27, 2017 -- STRATA Skin Sciences, Inc. (NASDAQ: SSKN) ("STRATA"), a medical technology company dedicated to developing,commercializing, and marketing innovative products for the treatment of dermatologic conditions, announced the  launch of the Nordlys device at the American Society for Lasers in Medicine and Surgery (ASLMS) which took place in San Diego from April 5-9, 2017.  STRATA is also announcing its expectations for revenue and earnings contributions from the sale of Nordlys products for the balance of 2017.  STRATA is the exclusive United States distributor of the Nordlys laser manufactured by Ellipse Global A/S.

Frank McCaney, CEO of STRATA said, "We are thrilled to launch the latest in non-ablative fractionated laser technology with the Nordlys device.  Ellipse and STRATA have been working closely with globally renowned dermatologist Dr. Vic Ross to create the most advanced rejuvenation laser on the market.  In a podium presentation at ASLMS, Dr. Ross demonstrated the uses and advantages of the Nordlys device, and presented the results of his study utilizing the Nordlys novel FRAX 1550 rolling fractional 1550nm laser on improving the effects of aging on facial skin."

Mr. McCaney added, "We expect that the system can become the device of choice for dermatologists and other physicians practicing in the aesthetic medicine field.  We are forecasting sales of the device and accessories to be in the range of $4.0 to $4.5 million for 2017 which would contribute $500,000-600,000 in non-GAAP adjusted EBITDA."

Mr. McCaney also stated that, "The Nordlys system has 24 indications cleared to date by the FDA.  It incorporates a multitude of light-based technologies all in one compact platform –SWT (Selective Waveband Technology: the latest evolution and most efficacious utilization of Intense Pulsed Light), Nd:YAG and the FRAX 1550 non-ablative fractionated technology.  The Nordlys laser uses Ellipse's patented Dual Wave Filtration, a technology that has made the Nordlys the device of choice to over 6,000 cosmetic and dermatologic physician offices worldwide."

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company focused on the therapeutic and aesthetic dermatology market. Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; the STRATAPEN™ MicroSystem, marketed specifically for the intended use of micropigmentation; and Nordlys, a multi-technology aesthetic laser device.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, the performance and market acceptability of the Nordlys device, and revenue and EBITDA targets, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due too financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Christina L. Allgeier, Chief Financial Officer
STRATA Skin Sciences, Inc.
callgeier@strataskin.com
215-619-3267

Bob Yedid, Managing Director
LifeSci Advisors, LLC
bob@LifeSciAdvisors.com
646-597-6989